Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-158302 on Form S-3 of our reports dated March 25, 2009, relating to the 2008 and 2007 financial statements of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. (which reports express unqualified opinions and include an explanatory paragraph regarding Merrill Lynch & Co., Inc. becoming a wholly-owned subsidiary of Bank of America Corporation on January 1, 2009) appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
New York, New York
March 29, 2010